EXHIBIT 12.1
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Nine Months
	Ended
	December 31,		Year Ended		Year Ended		Year Ended		Year Ended		Year Ended
	2007		March 31,		March 31,		March 31,		March 31,		March 31,
	(Unaudited)		2007		2006		2005		2004		2003
Consolidated pretax income (loss) from continuing operations	$(22,693)		(20,729)		(19,086)		(27,964)		(16,715)		2,493
Net amortization of debt issuance expense	3,077		3,172		2,695		2,236		2,079		1,287
Interest expense	29,743		36,868		34,459		31,549		31,962		27,048
Interest portion of rental expense	909		1,212		1,059		1,423		1,442		1,507

Earnings	$11,036		20,523		19,127		7,244		18,768		32,335

Interest expense	$29,743		36,868		34,459		31,549		31,962		27,048
Net amortization of debt issuance expense	3,077		3,172		2,695		2,236		2,079		1,287
Interest portion of rental expense	909		1,212		1,059		1,423		1,442		1,507

Fixed Charges	$33,729		41,252		38,213		35,208		35,483		29,842

Ratio of Earnings to Fixed Charges	(a	)	(a	)	(a	)	(a	)	(a	)	1.08x

(a)	The deficiency of earnings required to cover fixed charges for the nine months ended December 31, 2007 and the fiscal years ended March 31, 2007, 2006, 2005 and 2004 was $22,693, $20,729, $19,086, $27,964 and $16,715, respectively. The deficiency of earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes and discontinued operations from fixed charges. Fixed charges consist of interest expense, net amortization of debt issuance expense (recorded as a component of interest expense in both the consolidated and condensed consolidated financial statements) and that portion of operating lease rental expense which we deem to be representative of interest. The deficiency of earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of other assets and non-cash charges which are reflected in cost of sales, selling, general and administrative expenses and other expense in the following amounts (in thousands):

	Nine Months	Fiscal Year Ended
	Ended	March 31,
	December 31,
	2007	2007	2006	2005	2004
Depreciation	$13,417	18,567	19,130	22,594	23,587
Amortization	17	63	353	457	675
Non-cash charges, net	—	—	2,665	1,768	3,753

Total	$13,434	18,630	22,148	24,819	28,015